Exhibit F-1
                                                                   -----------





                   (LETTERHEAD OF THELEN REID & PRIEST LLP)



                                          October 31, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated October 31, 2000, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission, of which this opinion is to be a part. (The Declaration is hereinafter referred to as the "Declaration").

            The Declaration contemplates, among other things, the solicitation by GPU of proxies (the "Solicitation") from its shareholders seeking approval of the proposed merger of GPU with and into FirstEnergy Corp. pursuant to an Agreement and Plan of Merger dated as of August 8, 2000 ("Merger Agreement").

            Members of this firm have acted as counsel to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements, including the Merger Agreement, and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the Bar of the States of New York and New Jersey and do not purport to be experts on the laws of any jurisdiction other than the laws of the States of New York and New Jersey and the federal laws of the United States. As to all matters herein which are governed by the laws of the

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Securities and Exchange Commission
October 31, 2000
Page 2

Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2 to the Declaration.

            Based upon and subject to the foregoing, and assuming that the Solicitation is carried out in accordance with the Declaration, we are of the opinion that:

                  (a) all State laws applicable to the Solicitation will have been complied with;

                  (b) GPU is validly organized and duly subsisting in the Commonwealth of Pennsylvania; and

                  (c) the Solicitation  will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.


                                Very truly yours,


                                THELEN REID & PRIEST LLP